Exhibit 33.1
Management’s Assertion on Compliance with Regulation AB Criteria
     American Express Travel Related Services Company, Inc. (the “Asserting Party”) is responsible for assessing compliance, as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006 (the “Reporting Period”), with the servicing criteria set forth in Item 1122(d) of Regulation AB, excluding the criteria set forth in Item 1122 (d)(1)(iii), (d)(1)(iv), (d)(2)(iii), (d)(2)(iv), (d)(2)(vi), (d)(3)(iii), (d)(4)(i), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii) and (d)(4)(xv) of Regulation AB, which the Asserting Party has concluded are not applicable to the activities it performs, directly or through its wholly-owned subsidiaries, Amex Card Services Company, American Express Centurion Bank and American Express Bank, FSB (collectively, the “Affiliated Subservicers”), with respect to the asset-backed securities transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the “Applicable Servicing Criteria”). The transactions covered by this report include all asset-backed securities transactions involving credit and charge card receivables conducted by the American Express Credit Account Master Trust and the American Express Issuance Trust where the related asset-backed securities were outstanding during the Reporting Period (the “Platform”), as listed in Appendix A.
     The Asserting Party has assessed compliance with the Applicable Servicing Criteria by each of the Asserting Party and the Affiliated Subservicers for the Reporting Period and has concluded that it and each such party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform taken as a whole.
     PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period as set forth in this assertion.
American Express Travel Related Services Company, Inc.
By: /s/ Stephen J. Bakonyi
Name: Stephen J. Bakonyi
Title: Vice President
Dated: March 22, 2007

Appendix A
American Express Travel Related Services Company, Inc.
Regulation AB Platform
Reporting Period January 1, 2006 through December 31, 2006
American Express Issuance Trust
Class A, B and C Floating Rate Asset Backed Notes of the following Series:
2005-1
2005-2
American Express Credit Account Master Trust
Class A, B and C Certificates of the following Series:
2001-1
2001-2
2001-3
2001-4
2001-5
2001-6
2001-7
2002-1
2002-2
2002-3
2002-5
2002-6
2003-1
2003-2
2003-4
2004-1
2004-2
2004-3
2004-4
2004-5
2005-1
2005-2
2005-3
2005-4
2005-5
2005-6
2005-7
2005-8
2006-A
2006-B
2006-1
2006-2
2006-3